Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Palmetto Bancshares, Inc. and Subsidiary

We consent to incorporation by reference in the Registration Statement of Palmetto Bancshares, Inc. on Post Effective Amendment No. 1 to Form S-8 #333-174351 relating to the Palmetto Bancshares, Inc. Amended 2011 Stock Incentive Plan, of our report dated March 1, 2013, related to the consolidated balance sheet of Palmetto Bancshares, Inc. and Subsidiary as of December 31, 2012 and the related consolidated statement of income (loss), comprehensive income (loss), shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2012 Annual Report on Form 10-K.

/s/ Elliott Davis, LLC

Greenville, South Carolina

July 18, 2013